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                                                                    EXHIBIT 99.4

CMGI Completes Private Placement of $50 Million

ANDOVER, Mass.--(BUSINESS WIRE)--Dec. 22, 1998--CMGI, Inc. (NASDAQ:CMGI) today announced it has completed a $50 million private placement of its 4% Series A convertible preferred stock with funds managed by Rose Glen Capital Management L.P. The convertible preferred stock converts into common shares of CMGI based upon a conversion price of approximately 116% of the average closing price of CMGI during the three trading days immediately preceding the execution of definitive documents on December 21, 1998. Under certain circumstances, the company has the option to redeem the preferred stock. Beginning one year after the date of issuance, if not redeemed, the conversion price may be adjusted based on the then market price of CMGI's common stock. The 4% yield is payable in shares of common stock.

Proceeds of the private placement will be used for acquisitions of controlling positions in companies and working capital purposes. ABOUT CMGI

A recognized leader in the Internet arena, CMGI (NASDAQ:CMGI) combines operating companies with strategic venture investments to create a broad and diverse set of businesses delivering Internet solutions. Microsoft, Intel and Sumitomo hold minority positions in CMGI.

The CMGI Internet Group consists of its majority-owned subsidiary companies Planet Direct, NaviSite, NaviNet, Engage Technologies, ADSmart, and The Password, as well as a minority interest in Magnitude Network.

The company's CMG@Ventures affiliates have ownership interests in Lycos, Inc. (NASDAQ:LCOS), blaxxun, GeoCities (NASDAQ:GCTY), Vicinity, ThingWorld.com, KOZ, Silknet, Chemdex, Speech Machines, Softway Systems, TicketsLive, Critical Path, Mother Nature, Raging Bull, Universal Learning Technology, Virtual Ink, Ancestry.com, and Visto. CMGI also includes CMG Direct, SalesLink, InSolutions and On-Demand Solutions as majority owned subsidiaries in the direct marketing, fulfillment and turn-key arenas.

Corporate headquarters is located at 100 Brickstone Square, Andover, MA 01810.
Telephone: 978-684-3600. Fax: 978-684-3814. Additional information is available on the company's Web site, http://www.cmgi.com.

CONTACT: CMGI

Andrew J. Hajducky III, (978) 684-3660

ahajducky@cmgi.com

or

Catherine Taylor,(978) 684-3832

ctaylor@cmgi.com
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